UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 22, 2014
Date of Report (Date of earliest event reported)

MINDESTA INC.
(Exact name of registrant as specified in its charter)

Delaware	11-3763974
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Suite 201, 290 Picton Avenue, Ottawa, Ontario, Canada K1Z 8P8
(Address of Principal Executive Offices) (Zip Code)

(613) 241-9959
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d -2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02 Unregistered Sales of Equity Securities

On May 20, 2014, Mindesta Inc. completed a non brokered private placement consisting of the sale of 15,783,332 units at a price of US$0.015 per unit for total proceeds of US$236,750. Each unit consists of one common share and one half of a share purchase warrant. Each whole warrant entitles the holder to purchase one common share at a price of $0.0175 until December 31, 2016.

In addition, on May 20, 2014, Mindesta Inc. reached agreement with Nubian Gold Corporation (“Nubian”) to convert the US$100,000 that is owed to Nubian by the Company, and in turn by Nubian to its major shareholder Gregory Bowes, into 10,000,000 common shares of the Company at a price of $0.01 per share. Mr. Bowes and related companies have also agreed to restructure the balance of funds owing to them by the Company being approximately $142,000. Approximately $22,000 in interest will be forgiven, $50,000 will be repayable immediately and the balance will be repayable in one year. Mr. Bowes is also director and officer of Mindesta.

At all times relevant:

  The sale was made to a sophisticated or accredited investor;
  The purchaser was given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Company possessed or could acquire without unreasonable effort or expense that was necessary to verify the accuracy of information furnished;
  At a reasonable time prior to the sale of securities, the purchaser was advised of the limitations on resale of the securities; and
  Neither the Company nor any person acting on its behalf sold the securities by any form of general solicitation or general advertising
  In issuing the foregoing securities, the Company relied on the exemptive provisions of Section 4(2), Regulation D and/or Reg S of the Securities Act.

Item 9.01 Exhibits

Exhibit Number	Exhibit
99.1	Press Release – May 22, 2014 (Marketwire) Mindesta Announces Private Placement and Debt Restructuring

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mindesta Inc.

Dated May 22, 2014	By: //Gregory Bowes
Gregory B. Bowes
Chief Executive Officer and Chief
Financial Officer